Exhibit 2
                                                                      ----------




                              GOVERNANCE AGREEMENT


                                     Between


                                  BORDEN, INC.


                                       and


                               AEP INDUSTRIES INC.


                            Dated as of June 20, 1996



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                                TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----

                                            ARTICLE I

                                           DEFINITIONS......................  1
SECTION 1.1.  Definitions...................................................  1

                                           ARTICLE II

                                       SUBSCRIPTION RIGHTS..................  6
SECTION 2.1.  Subscription Rights...........................................  6

                                           ARTICLE III

              BUSINESS COMBINATIONS BETWEEN THE COMPANY AND BORDEN..........  6
SECTION 3.1.  Purchases of Equity Securities................................  6
SECTION 3.2.  Additional Limitations........................................  7

                                           ARTICLE IV

                                      CORPORATE GOVERNANCE..................  8
SECTION 4.1.  Composition of the Board of Directors.........................  8
SECTION 4.2.  Solicitation and Voting of Shares............................. 10
SECTION 4.3.  Committees.................................................... 11
SECTION 4.4.  Super-Majority Directors' Approval
         Required for Certain Actions....................................... 12
SECTION 4.5.  Enforcement of this Agreement................................. 14
SECTION 4.6.  Certificate of Incorporation and By-Laws...................... 14
SECTION 4.7.  Board of Directors Meetings/Financial
         Information........................................................ 15
SECTION 4.8.  Failure to Comply with this Article IV........................ 15

                                            ARTICLE V

                                    TRANSFER OF COMMON STOCK................ 15
SECTION 5.1.  Transfer of Common Stock...................................... 15

                                           ARTICLE VI

                                       REGISTRATION RIGHTS.................. 16
SECTION 6.1.  Restrictive Legend............................................ 16
SECTION 6.2.  Notice of Proposed Transfer................................... 17
SECTION 6.3.  Request for Registration...................................... 17
SECTION 6.4.  Incidental Registration....................................... 20
SECTION 6.5.  Registration on Form S-3...................................... 21
SECTION 6.6.  Obligations of the Company.................................... 22
SECTION 6.7.  Furnish Information........................................... 26
SECTION 6.8.  Expenses of Registration...................................... 27
SECTION 6.9.  Underwriting Requirements..................................... 27
SECTION 6.10.  Rule 144 and Rule 144A Information........................... 27
SECTION 6.11.  Indemnification.............................................. 28
SECTION 6.12.  Lockup....................................................... 31

SECTION 6.13.  Transfer of Registration Rights............................. 32
SECTION 6.14.  Selection of Counsel........................................ 32

                                           ARTICLE VII

                                 REPRESENTATIONS AND WARRANTIES............ 32
SECTION 7.1.  Representations of .......................................... 32
SECTION 7.2.  Representations of Borden.................................... 34

                                          ARTICLE VIII

                                          MISCELLANEOUS.................... 35
SECTION 8.1.  Notices...................................................... 35
SECTION 8.2.  Amendments; No Waivers....................................... 36
SECTION 8.3.  Severability................................................. 36
SECTION 8.4.  Entire Agreement; Assignment................................. 36
SECTION 8.5.  Parties in Interest.......................................... 37
SECTION 8.6.  Specific Performance......................................... 37
SECTION 8.7.  Governing Law................................................ 37
SECTION 8.8.  Headings..................................................... 37
SECTION 8.9.  Counterparts................................................. 37
SECTION 8.10.  Effectiveness; Termination.................................. 37
SECTION 8.11.  Waiver of Jury Trial........................................ 37


Exhibits

Exhibit A - Table of Composition of the Board of Directors
Exhibit B - Form of Amended and Restated Certificate of Incorporation Exhibit C - Form of Amended By-Laws

                                       ii
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                                                                            1



                  GOVERNANCE AGREEMENT, dated as of June 20, 1996, between Borden, Inc., a New Jersey corporation ("BORDEN"), and AEP Industries Inc., a Delaware corporation (the "COMPANY").

                  WHEREAS, concurrently herewith, Borden and the Company are entering into a Purchase Agreement of even date herewith (as amended from time to time, the "PURCHASE AGREEMENT"); and

                  WHEREAS, the Boards of Directors of Borden and the Company have each determined to engage in the transactions contemplated by the Purchase Agreement, pursuant to which the Company will purchase from Borden and certain subsidiaries of Borden the stock and assets of Borden and certain subsidiaries of Borden relating to the business of the development, production, marketing, distribution and sale of flexible and rigid plastic packaging materials in North America, Europe, South Africa, Australia and Asia in consideration for a combination of cash and shares of Common Stock (as defined herein); and

                  WHEREAS, Borden and the Company desire to establish in this Agreement certain terms and conditions concerning the corporate governance of the Company after the Closing Date (as defined in the Purchase Agreement) and certain terms and conditions concerning the acquisition and disposition of securities of the Company by Borden and its affiliates.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements contained herein, Borden and the Company hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS


                  SECTION 1.1.  DEFINITIONS.  As used in this
Agreement, the following terms have the following meanings:

                  (a) "AFFILIATE" has the same meaning as in Rule 12b-2 promulgated under the Exchange Act.

                  (b) "ASSOCIATE" has the same meaning as in Rule 12b-2 promulgated under the Exchange Act.

                  (c) "BENEFICIAL OWNER" and to "BENEFICIALLY OWN" has the same meaning as in Rule 13d-3 promulgated under the Exchange Act.

                  (d) "BOARD OF DIRECTORS" means the Board of Directors of the Company.

                  (e) "BORDEN AFFILIATE" means all persons controlled by Borden, any person controlling Borden and any person acting in concert with Borden or any person controlling Borden.

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                                                                            2



                  (f) "BORDEN'S INTEREST" means the percentage of outstanding Common Stock that is controlled directly or indirectly by Borden and the Borden Affiliates.

                  (g) "BUSINESS COMBINATION" means any one of the following transactions:

                                  (iAny merger or consolidation of the Company
                  or any Subsidiary of the Company with (A) Borden or (B) any corporation (other than the Company) which is, or after such merger or consolidation would be, an Affiliate or Associate of Borden;

                                 (iiAny sale, lease, exchange, mortgage, pledge,
                  transfer or other disposition by the Company (in one transaction or a series of transactions) to or with Borden or any Affiliate or Associate of Borden (other than the Company) of all or a Substantial Part of the assets of the Company or any Subsidiary thereof; or

                                (iiiThe adoption of any plan or proposal for the
                  liquidation or dissolution of the Company proposed by or on behalf of Borden or any Affiliate or Associate of Borden (other than the Company); or

                                 (ivAny reclassification of securities
                  (including any reverse stock split), recapitalization of the Company, or any merger or consolidation of the Company with any Subsidiary thereof or any other transaction to which the Company is a party (whether or not with or into or otherwise involving Borden or any Affiliate or Associate of Borden) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Company or any Subsidiary thereof which is directly or indirectly owned by Borden or any Affiliate or Associate of Borden (other than the Company).

                  (h) "COMMON STOCK" means the common stock, par value $.01 per share, of the Company.

                  (i) "DIRECTOR" means a member of the Board of Directors.

                  (j) "EQUITY SECURITY" means any (i) Common Stock, (ii) securities of the Company convertible into or exchangeable for Common Stock, and (iii) options, rights, warrants and similar securities issued by the Company to acquire Common Stock.

                  (k) "EXCHANGE ACT" means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as amended.


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                                                                             3


                  (l) "FAIR MARKET VALUE" means: (i) in the case of a security, the average of the closing sale prices during the thirty day period immediately preceding the date in question of such security on the Composite Tape for New York Stock Exchange ("NYSE") listed stocks or, if such security is not quoted on the Composite Tape, on the NYSE or, if such security is not listed on the NYSE, on the principal United States securities exchange registered under the Exchange Act on which such security is listed or, if such Security is not listed on any such exchange, the average of the closing sale prices or the closing bid quotations of such security during the thirty day period preceding the date of determination on the Nasdaq National Market or any system then in use or, if no such quotations are available, the fair market value on the date in question of such security as determined by a majority of Independent Directors in good faith; and (ii) in the case of property other than cash or a security, the fair market value of such property on the date in question as determined by a majority of Independent Directors in good faith.

                  (m)  "HOLDER" shall mean any holder of Registrable
         Securities.

                  (n) "INDEPENDENT DIRECTOR" means a director of the Company (i) who is not and has never been an officer or employee of the Company, any Affiliate or Associate of the Company or an entity that derived 10% or more of its revenues or earnings in its most recent fiscal year from transactions involving the Company or any Affiliate or Associate of the Company, (ii) who is not and has never been an officer, employee or director of Borden any Affiliate or Associate of Borden or an entity that derived more than 10% of its revenues or earnings in its most recent fiscal year from transactions involving Borden or any Affiliate or Associate of Borden, and (iii) who was on the Closing Date deemed to be, or on or after the Closing Date was designated as, an Independent Director in accordance with Section 4.1.

                  (o) "INITIAL PERCENTAGE" means the percentage of outstanding Common Stock that Borden and the Borden Affiliates acquire from the Buyer on the Closing Date pursuant to the Purchase Agreement.

                  (p) "INVESTOR DIRECTORS" means Directors who are designated for such position by Borden in accordance with Section 4.1.

                  (q) "MANAGEMENT DIRECTORS" means, at the Closing Date, Directors who were deemed to be Management Directors in accordance with
         Section 4.1(b) and, after the Closing Date, Directors who are designated for such position by the then existing Management Directors in accordance with Section 4.1.

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                                                                           4


                  (r) "NEW SECURITY" means any Equity Security issued by the Company for cash or cash equivalents; PROVIDED that "New Security" shall not include (i) securities issuable upon conversion of any convertible Equity Security, (ii) securities issuable upon exercise of any option, warrant or other similar Equity Security, (iii) securities issuable at any time to employees, directors or consultants of the Company, or any Subsidiary of the Company, pursuant to any employee stock offering, plan, or arrangement approved by the Board of Directors (or an appropriate committee thereof), including, without limitation, the 401(k) Savings and Employee Stock Ownership Plan (the "ESOP") and 1995 Employee Stock Purchase Plan (the "STOCK PURCHASE PLAN") of the Company, and (iv) securities issuable in connection with any stock split, stock dividend or recapitalization of the Company.

                  (s) A "PERMITTED ACQUISITION TRANSACTION" means either (i) a tender or exchange offer for outstanding shares of Common Stock or (ii) a Business Combination that is conditioned upon approval by at least a majority of the Unaffiliated Stockholders, and which transaction, in the case of either clause (i) or (ii) above, satisfies each of the following conditions:

                           (A) the Board of Directors receives an opinion from a
                  nationally recognized independent investment banking firm selected by the Board of Directors other than Investor Directors that the price and other financial terms of the transaction are fair from a financial point of view to the Unaffiliated Stockholders; and

                           (B) a majority of the Board of Directors (other than
                  the Investor Directors) concludes that the price and other terms of the transaction are fair to and in the best interests of the Unaffiliated Stockholders and recommends that Unaffiliated Stockholders approve the transaction; or

         (iii) a merger following the consummation of a tender or exchange offer described in clause (i) above that offers the same consideration as such tender or exchange offer, whether or not such merger complies with paragraph (A) or (B) above.

                  (t) "PRO RATA SHARE" means a fraction of an entire issuance of New Securities, the numerator of which shall be the number of shares of Common Stock owned by Borden immediately prior to such issuance of such New Securities and the denominator of which shall be the aggregate number of shares of Common Stock outstanding immediately prior to the issuance of such New Securities.

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                                                                            5



                  (u) "REGISTER," "REGISTERED" and "REGISTRATION" shall refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act and the declaration or ordering of effectiveness of such registration statement or document.

                  (v) "REGISTRABLE SECURITIES" shall mean (i) any Equity Security held by Borden that was issued to Borden by the Company pursuant to, or otherwise acquired by Borden in accordance with, the terms of this Agreement or the Purchase Agreement, (ii) any common stock issued as (or issuable upon the conversion or exercise of any warrant, right, option or other convertible security which is issued
         as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, such Equity Security, and (iii) any common stock issued by way of a stock split of the Equity Security referred to in clauses (i) or (ii) above. For purposes of this Agreement, any Registrable Securities shall cease to be Registrable Securities when
         (w) a registration statement covering such Registrable Securities has been declared effective and such Registrable Securities have been disposed of pursuant to such effective registration statement, (x) such Registrable Securities shall have been distributed pursuant to Rule 144 (or any similar provision then in effect) under the Securities Act, (y) such Registrable Securities are sold by a person in a transaction in which the rights under the provisions of this Agreement are not assigned, or (z) such Registrable Securities shall cease to be outstanding.

                  (w)  "SEC" means the Securities and Exchange
         Commission.

                  (x) "SECURITIES ACT" means the Securities Act of 1933, and the rules and regulations promulgated thereunder, as amended.

                  (y) "STANDSTILL PERIOD" means a period of time commencing at the Closing Date and terminating on the three year anniversary of the Closing Date.

                  (z) "SUBSIDIARY" has the same meaning as in Rule 12b-2 promulgated under the Exchange Act.

                  (aa) A "SUBSTANTIAL PART" of the Company means more than 10% of the Fair Market Value of the total assets of the Company and its Subsidiaries as of the end of its most recent fiscal quarter ending prior to the time the determination is made.

                  (bb) "UNAFFILIATED STOCKHOLDERS" means stockholders of the Company other than Borden or Borden Affiliates.

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                                                                             6


                                   ARTICLE II

                               SUBSCRIPTION RIGHTS

                  SECTION 2.1. SUBSCRIPTION RIGHTS. So long as Borden has the right to designate at least two Investor Directors pursuant to Section 4.1(c), if the Board of Directors shall authorize the issuance of New Securities, then, prior to each such authorization of New Securities, the Company shall offer to Borden a Pro Rata Share of such New Securities. Any offer of New Securities made to Borden under this Section 2.1 shall be made by notice in writing (the "SUBSCRIPTION NOTICE") at least 20 days prior to the date on which the Company authorizes the issuance of such New Securities. The Subscription Notice shall set forth (i) the number of New Securities proposed to be issued to persons other than Borden and the terms of such New Securities, (ii) the consideration, if any, for which such New Securities are proposed to be issued and the terms of payment, (iii) the number of New Securities offered to Borden in compliance with the provisions of this Article II, and (iv) the proposed date of issuance of such New Securities. Not later than 20 days after receipt of the Subscription Notice, Borden shall notify the Company in writing whether it elects to purchase all or any portion of the New Securities offered to Borden pursuant to the Subscription Notice. If Borden shall elect to purchase any such New Securities, the New Securities which it shall have elected to purchase shall be issued and sold to Borden by the Company at the same time and on the same terms and conditions as the New Securities are issued and sold to third parties. If, for any reason, the issuance of New Securities to third parties is not consummated, Borden's right to its Pro Rata Share of such issuance shall lapse, subject to Borden's ongoing subscription right with respect to issuances of New Securities at later dates or times.


                                   ARTICLE III

              BUSINESS COMBINATIONS BETWEEN THE COMPANY AND BORDEN

                  SECTION 3.1. PURCHASES OF EQUITY SECURITIES. (a) During the Standstill Period, Borden and the Borden Affiliates shall not, (i) directly or indirectly, purchase or otherwise acquire, or propose or offer to purchase or otherwise acquire, any Equity Securities whether by tender offer, market purchase, privately negotiated purchase, Business Combination or otherwise, if, immediately after such purchase or acquisition, Borden's Interest would equal or exceed the Initial Percentage or (ii) directly or indirectly propose or offer to enter into a Business Combination.

                  (b) The prohibitions contained in Section 3.1(a) shall not apply (i) during any period in which Borden's Interest is less than 10%, (ii) to any Permitted Acquisition Transaction following (X) the commencement by any third party of (1) a bona

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                                                                            7



fide tender or exchange offer to purchase in excess of 20% of the outstanding shares of Common Stock that the Board of Directors either recommends acceptance of, expresses no opinion and remains neutral toward or is unable to take a position with respect to, (2) a bona fide proposal to acquire all or substantially all of the assets of the Company that the Board of Directors is actively entertaining and the consummation of which would require approval by the Stockholders of the Company pursuant to Section 271 of the Delaware General Corporation Law or (3) a bona fide proposal to enter into any acquisition or other business combination transaction with the Company that the Board of Directors is actively entertaining, in the case of each of clauses (1)-(3), which shall not have been approved in advance by the Company or the Board of Directors, or (Y) the Company entering into (or announcing its intention to do so) a definitive agreement, or an agreement contemplating a definitive agreement, for any of the transactions described in clauses (1) - (3) above or
(iii) to any issuance of securities pursuant to Article II of this Agreement.

                  SECTION 3.2. ADDITIONAL LIMITATIONS. During the Standstill Period, Borden and the Borden Affiliates shall not:

                  (a) other than in connection with an election contest to which Rule 14a-11 under the Exchange Act applies initiated by a third party or as otherwise approved by a majority of the Board of Directors (other than the Investor Directors), make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" to vote (as such terms are used in the proxy rules of the SEC) or seek to advise, encourage or influence any person or entity with respect to the voting of any shares of capital stock of the Company, initiate, propose or otherwise solicit stockholders of the Company for the approval of one or more stockholder proposals or induce or attempt to induce any other individual, firm, corporation, partnership or other entity to initiate any stockholder proposal;

                  (b) deposit any shares of Common Stock into a voting trust or subject any shares of Common Stock to any arrangement or agreement with respect to the voting of such securities or form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any shares of Common Stock; or

                  (c) except in connection with a transaction permitted by
         Section 3.1(b) hereof, make any public announcement with respect to the transactions referred to in Section 3.1(a) hereof.

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                                                                             8



                                   ARTICLE IV

                              CORPORATE GOVERNANCE

                  SECTION 4.1.  COMPOSITION OF THE BOARD OF DIRECTORS.
(a) Except as otherwise provided herein, the Board of Directors shall consist of ten Directors.

                  (b) Prior to the Closing Date, the Company shall cause one of the six current Directors to resign his directorship. At the Closing Date, the Board of Directors shall consist of (i) the five Directors on the Board of Directors immediately prior to the Closing Date (of whom two shall be independent directors as required by the rules of the Nasdaq National Market System and who shall be deemed to be Independent Directors hereunder; the remaining three current Directors shall be deemed to be Management Directors),
(ii) four Investor Directors designated by Borden, and (iii) one additional Independent Director to be chosen by mutual agreement between the Management Directors and Borden. In the event that Borden and the Management Directors cannot agree on the Independent Director specified in clause (iii) of the preceding sentence, then the Management Directors shall select an Independent Director to serve on the Board of Directors for the period from the Closing Date until the later of (x) the date that is eighteen months thereafter or (y), if consented to by the Management Directors, the expiration of the term of such Independent Director (such eighteen month or longer period, the "Independent Director Term") from a list prepared by Borden of three potential candidates none of whom shall be or have been an employee, consultant or agent of Borden or any of the Borden Affiliates. Following the expiration of the Independent Director Term, in the event that Borden and the Management Directors cannot agree on the continuation of such individual as an Independent Director or a replacement for such Independent Director, then Borden shall select an Independent Director to serve on the Board of Directors for the following Independent Director Term from a list prepared by the Management Directors of three potential candidates none of whom shall be or have been an employee, consultant or agent of the Company or its Affiliates. The procedures set forth in the preceding two sentences with respect to the selection of an Independent Director by Borden and the Management Directors shall be followed, alternating between the procedures set forth in the two preceding sentences for each subsequent Independent Director Term, at all times during the term of this Agreement that Borden's Interest is 10% or greater. The Investor Directors and the Independent Director chosen pursuant to clause (iii) above shall be apportioned, to the extent possible, equally among the three classes of Directors.

                  (c) At all times during the term of this Agreement that Borden's Interest is:

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                                                                            9



                                  (ibelow 10% Borden shall have no right to
                  designate any Directors, and the Management Directors shall have the right to designate eight Management Directors and two Independent Directors;

                                 (ii10% or above but less than 20%, Borden shall
                  have the right to designate one Investor Director, and the Management Directors shall have the right to designate six Management Directors and two Independent Directors;

                                (iii20% or above but less than 25%, Borden shall
                  have the right to designate two Investor Directors and the Management Directors shall have the right to designate five Management Directors and two Independent Directors;

                                 (iv25% or above but less than 50%, Borden shall
                  have the right to designate four Investor Directors and the Management Directors shall have the right to designate three Management Directors and two Independent Directors;

                                  (vin the event that a Permitted Acquisition
                  Transaction or other transaction permitted by this Agreement results in Borden's Interest being equal to or exceeding 50%, Borden shall have the right to designate five Investor Directors and one Independent Director and the Management Directors shall have the right to designate two Management Directors and one Independent Director; and

                                 (vi10% or above, Borden and the Management
                  Directors shall select, by mutual agreement, one Independent Director pursuant to the procedure set forth in Section 4.1(b) hereof.

                  (d) Notwithstanding the foregoing, Borden and the Company hereby agree that the number of directorships on the Board of Directors may be increased or decreased from time to time as the parties may mutually agree; provided, however, that (i) there shall at all times be an even number of Directors, (ii) the number of Directors shall not be fewer than eight or greater than twelve, and (iii) at all times that Borden's Interest is 10% or above, one Director shall be chosen pursuant to clause (vi) of subsection 4.1(c). In the event that Borden and the Company agree to increase or decrease the number of directorships on the Board of Directors in accordance with the foregoing, the composition of the Board will be as set forth on Exhibit A hereto, based upon Borden's Interest at all times during the term of this Agreement.

                  (e) In the event that Borden's Interest is such that there are more Investor Directors, Independent Directors or

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                                                                           10


Management Directors on the Board of Directors than Borden or the Management Directors, as the case may be, has the right to designate pursuant to Section 4.1(c) or 4.1(d), as the case may be, Borden or the Management Directors, as the case may be, shall promptly cause to resign, and take all other action reasonably necessary to cause the prompt removal of, that number of Investor Directors, Independent Directors or Management Directors, as the case may be, as required to make the remaining number of Investor Directors, Independent Directors and Management Directors in conformity with the provisions of Section 4.1(c) or 4.1(d), as the case may be. Each of Borden and the Management Directors shall have the right to designate, in accordance with Section 4.1(c) or 4.1(d), as the case may be, replacement Directors for the Investor Directors, Independent Directors or Management Directors, as the case may be, removed or whose resignation shall have been obtained by the other party pursuant to this paragraph.

                  (f) Subject to Section 4.1(e), Borden and the Management Directors, respectively, shall have the right to designate any replacement for a director designated in accordance with Section 4.1 by Borden or the Management Directors, respectively, at the termination of such director's term or upon death, resignation, retirement, disqualification, removal from office or other cause. The Board of Directors shall elect each person so designated upon nomination by the Nominating Committee.

                  (g) No individual who is an officer, director, partner or principal stockholder of any competitor of the Company or any of its Subsidiaries (other than Borden and its Affiliates) shall serve as a Director.

                  (h) Each person designated as a nominee for Director pursuant to this Section 4.1 shall be nominated for such position by the Nominating Committee unless the Nominating Committee, in the execution of its fiduciary duties, shall reasonably determine such designee is not qualified to serve on the Board of Directors. If the Nominating Committee shall reasonably determine that such designee is not so qualified, the designating person shall have the opportunity to specify one or more additional designees who shall become nominees subject to the qualification set forth in the immediately preceding sentence.

                  SECTION 4.2. SOLICITATION AND VOTING OF SHARES. (a) The Company shall use its best efforts to solicit from the stockholders of the Company eligible to vote for the election of Directors proxies in favor of the nominees designated in accordance with Section 4.1.

                  (b) In any election of Directors or any meeting of the stockholders of the Company called expressly for the removal of Directors, Borden and its Affiliates will vote their shares of Common Stock for all nominees in proportion to the votes cast by the other holders of shares of Common Stock; provided that Borden and its Affiliates may cast any or all of their votes, in their

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                                                                            11



sole discretion, (i) in favor of any nominee designated by Borden pursuant to
Section 4.1 and (ii) in connection with any election contest to which Rule 14a-11 under the Exchange Act applies. Subject to Section 4.8, in all other matters submitted to a vote of the Company stockholders, Borden may vote any or all of its shares in its sole discretion.

                  SECTION 4.3. COMMITTEES. (a) Subject to the general oversight and authority of the full Board of Directors, the Board of Directors shall establish, empower and maintain the committees of the Board of Directors contemplated by this Section 4.3.

                  (b) The following committees shall be established, empowered and maintained by the Board of Directors at all times during the term of this Agreement that Borden's Interest is 15% or greater:

                                  (ian Audit Committee, consisting solely of
                  Independent Directors;

                                 (iia Nominating Committee, responsible, among
                  other things, for the nomination, subject to Section 4.1(h), of Directors and the solicitation of stockholder proxies, and consisting solely of an equal number of Investor Directors and Management Directors;

                                (iiia Compensation Committee, responsible, among
                  other things, for recommending to the Board of Directors, for approval by a majority of the Board of Directors or such other percentage of the Directors as provided in Section 4.4, the adoption and amendment of all employee benefit plans and arrangements and the engagement of, terms of any employment agreements and arrangements with, and termination of, all corporate officers of the Company, and consisting of an equal number of Investor Directors, Management Directors and Independent Directors;

                                 (iva Stock Option Committee, responsible, among
                  other things, for (A) recommending to the Board of Directors, for approval by a majority of the Board of Directors or such other percentage of Directors as provided in Section 4.4, the adoption and amendment of all stock option plans of the Company and (B) for the administration of such plans including grants of options thereunder, and, at all times during the term of this Agreement that Borden's Interest is (x) 25% or greater, consisting solely of an equal number of Independent Directors and Investor Directors who constitute disinterested persons (as such term is defined in Rule 16b-3(d) under the Exchange Act) and (y) 15% or greater but less than 25%, consisting solely of two (2) Independent Directors and one (1) Investor Director who constitutes a disinterested person; and

                                  (vsuch other committees as the Board of
                  Directors deems necessary or desirable; PROVIDED that such committees are established in accordance with the terms of this Agreement.

                  (c) No action by any committee of the Board shall be valid unless taken at a meeting for which adequate notice has been duly given or waived by the members of such committee. Such notice shall include a description of the general nature of the business to be transacted at the meeting and no other business may be transacted at each meeting. Any committee member unable to participate in person at any meeting shall be given the opportunity to participate by telephone. Any Investor Director serving on any committee may designate as his alternate another Investor Director, provided that such alternate, in the case of the Stock Option Committee, is deemed to be a disinterested person (as such term is defined in Rule 16b-3(d) under the Exchange Act). Each of the committees established by the Board of Directors pursuant to this Section 4.3 shall establish such other rules and procedures for its operation and governance as it shall see fit and may seek such consultation and advice as to matters within its purview as it shall require.

                  (d) Prior to the Closing Date, the Board of Directors shall abolish the Executive Committee of the Board of Directors and no Executive Committee shall be maintained at any time that Borden's Interest is 15% or greater.

                  SECTION 4.4. SUPER-MAJORITY DIRECTORS' APPROVAL REQUIRED FOR CERTAIN ACTIONS. The approval of that number of Directors that represents 662/3% of the total number of Directors, rounded up to the nearest whole number shall be required for the Board of Directors to approve and authorize any of the following; PROVIDED that so long as Borden's Interest is 25% or greater, the approval of at least one of the Investor Directors shall be required to take any action pursuant to this Section 4.4:

                  (a) the entry by the Company or any of its Subsidiaries into any merger or consolidation or the acquisition by the Company or any of its Subsidiaries of any business or assets that would constitute a Substantial Part of the business or assets of the Company, whether such acquisition be by merger or consolidation or the purchase or sale of stock or assets or otherwise;

                  (b) the sale, lease, pledge, grant of security interest in, license, transfer or other disposal by the Company or any of its Subsidiaries of all or a Substantial Part of the business or assets of the Company;

                  (c) the issuance of any debt or Equity Securities or other capital stock of the Company or any debt or equity securities or other capital stock of any of its Subsidiaries, except (i) to a wholly owned Subsidiary of the

         Company or to the Company, as the case may be, and (ii) the issuance of shares of capital stock of the Company or options to purchase such shares pursuant to any employee compensation plan in existence at the Closing Date, including, without limitation, the ESOP, the Stock Purchase Plan and the Company's stock option plans, or approved by the Stock Option Committee, the Compensation Committee and the Board of Directors pursuant to this Section 4.4;

                  (d) a reclassification, combination, split, subdivision or redemption, purchase or other acquisition, directly or indirectly, of any of the debt or equity securities or other capital stock of the Company or any of its Subsidiaries;

                  (e) any amendment to the Certificate of Incorporation or By-Laws of the Company or any change in the size or composition of the Board of Directors of the Company or committee thereof except in accordance with this Agreement;

                  (f) the establishment of any committee of the Board of Directors other than as provided in Section 4.3(b)(i) through (iv);

                  (g) any significant change in accounting policies or procedures of the Company or any of its Subsidiaries unless required under generally accepted accounting principles;

                  (h) the payment, discharge or satisfaction of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) other than (i) in the ordinary course of business and consistent with past practice or (ii) incurred other than in the ordinary course of business where such claim, liability or obligation does not exceed $5,000,000;

                  (i) the commencement or termination of any suit, litigation or proceeding that involves a claim, liability or obligation in excess of $5,000,000 or the outcome of which could be material to the business or assets of the Company and its Subsidiaries, taken as a whole;

                  (j) any (i) incurrence of indebtedness for borrowed money (excluding borrowings under existing revolving credit facilities for purposes approved pursuant to this Section 4.4 to the extent herein required) or (ii) capital expenditure by the Company or any of its Subsidiaries that (x) in the case of (i) or (ii), if specifically contemplated by the Annual Operating Plans (as defined below), is greater than $2,500,000 and (y) in the case of (i) or (ii), if not specifically contemplated by the Annual Operating Plans, is greater than $1,000,000;

                  (k) the institution by the Company or any of its Subsidiaries of any shareholder rights plan or similar plan or device; or

                  (l) the dissolution of the Company; the adoption of a plan of liquidation of the Company; any action by the Company or any Significant Subsidiary (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) thereof to commence any suit, case, proceeding or other action (A) under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors seeking to have an order for relief entered with respect to the Company or any Significant Subsidiary thereof, or seeking to adjudicate the Company or any Significant Subsidiary thereof a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to the Company or any Significant Subsidiary thereof, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for the Company or any Significant Subsidiary thereof, or for all or any Substantial Part of the assets of the Company or any Significant Subsidiary thereof, or making a general assignment for the benefit of the creditors of the Company or any Significant Subsidiary thereof.

                  (m) the employment of the chief executive officer, chief operating officer or chief financial officer of the Company (each a "SENIOR OFFICER");

                  (n) annual operating plans for the Company and its Subsidiaries, which shall include all material capital expenditures and borrowing plans applicable to the year in question (the "ANNUAL OPERATING PLANS"); and

                  (o) the adoption or amendment of any employee benefit or compensation plan or arrangements or the engagement of, terms of any employment agreements or arrangements with, or termination of, all executive officers of the Company.

                  SECTION 4.5. ENFORCEMENT OF THIS AGREEMENT. The approval of a majority of the Board of Directors or a majority of the Independent Directors shall be all that is required for the Company to seek to enforce the terms of this Agreement.

                  SECTION 4.6. CERTIFICATE OF INCORPORATION AND BY-LAWS. The Company and Borden shall take or cause to be taken all lawful action necessary to ensure at all times that the Company's Certificate of Incorporation and By-Laws are not, at any time, inconsistent with the provisions of this Agreement. In furtherance of the foregoing, at its first annual stockholders meeting following the Closing Date, the Company agrees to submit to its stockholders, at a duly held meeting of stockholders or pursuant to a written consent of stockholders, certain amendments to the Company's Certificate of Incorporation and By-Laws substantially in the Form of Exhibits B and C hereto.

                  SECTION 4.7. BOARD OF DIRECTORS MEETINGS/FINANCIAL INFORMATION. The Board of Directors shall meet at least quarterly at all times during the term of this Agreement that Borden's Interest is 10% or greater. In addition to the foregoing, from the Closing Date to the one year anniversary thereof, the Board of Directors shall meet a minimum of nine (9) times and following the one year anniversary of the Closing Date the Board of Directors shall meet as frequently as mutually agreed upon by the Management Directors and Borden. At all times during the term of this Agreement that Borden's Interest is 10% or greater the Company shall provide the Directors as soon as available after the end of each calendar month, copies of the unaudited interim financial statements of the Company and its consolidated Subsidiaries as at the end of such month or fiscal quarter, as the case may be, in each case in a form customarily distributed to executives of the Company.

                  SECTION 4.8. FAILURE TO COMPLY WITH THIS ARTICLE IV. In addition to any other remedy at law or in equity Borden may have, in the event that any action is taken or omitted to be taken in violation of this Article IV which results in the failure to nominate or solicit proxies for the election of the Investor Directors or the failure to elect Investor Directors, in each case as set forth herein, the taking of any action specified in Section 4.4(a), (b) or (e) (to the extent, with respect to Section 4.4(e), that such action amends Exhibit A or B hereto) without the required approvals specified therein, the establishment or maintenance of any committee of the Board of Directors in violation of Section 4.3 hereof or the failure to comply with Sections 4.1(d) and 4.1(e) hereof, the provisions of Articles III and V hereof shall as of the date of such occurrence or omission be of no further force or effect.


                                    ARTICLE V

                            TRANSFER OF COMMON STOCK

                  SECTION 5.1. TRANSFER OF COMMON STOCK. (a) During the Standstill Period, Borden will not, and will not permit any Borden Affiliate to, directly or indirectly sell, transfer or otherwise dispose of any shares of Common Stock, except (i) pursuant to a registered underwritten public offering in accordance with Article VI, (ii) to the extent applicable, in accordance with the volume and manner of sale limitations of Rule 144 promulgated under the Securities Act, (iii) pursuant to an applicable exemption from the registration requirements of the Securities Act or (iv) to a Borden Affiliate (or any partner of a Borden Affiliate). Notwithstanding the foregoing, with respect to any transfer or disposition of shares of Common Stock pursuant to clause (iii) above, (x) Borden will not, and will not permit any Borden Affiliate to, directly or indirectly, in one or more transactions or series of transactions, sell, transfer or otherwise dispose of an aggregate number of shares of Common Stock in excess of 5% of the then outstanding shares of Common Stock to any one person or group (as defined in Section 13(d)(3) of the Exchange
Act) and (y) Borden will not, and will not permit any Borden Affiliate to, directly or indirectly, in one or more transactions or series of transactions, sell, transfer or otherwise dispose of in excess of 1% of the then outstanding shares of Common Stock pursuant to clause (iii) above, to any person or entity
(A) who is not an "insurance company", an "investment company", a "small business investment company", a "plan", an "employee benefit plan" or a "bank" (as such terms are used in Rule 144A(a)(1)(i)(A) through (E) and (vi) promulgated under the Securities Act) and (B) who, prior to an acquisition pursuant to clause (iii) above, has a Schedule 13D (and not a Schedule 13G) on file with the SEC with respect to the Common Stock.

                  (b) During the Standstill Period, Borden shall not sell, transfer or otherwise dispose of any of the capital stock of any Subsidiary of Borden that owns shares of Common Stock, except to an Affiliate of Borden or as otherwise permitted pursuant to clause (a) of this Section 5.1.

                  (c) Proposed transfers of shares of Common Stock that are not in compliance with this Article V shall be of no force or effect and the Company shall not be required to register any such transfer.


                                   ARTICLE VI

                               REGISTRATION RIGHTS

                  SECTION 6.1. RESTRICTIVE LEGEND. Each certificate representing Registrable Securities shall, except as otherwise provided in this Section 6.1 or in Section 6.2, be stamped or otherwise imprinted with a legend substantially in the following form:

                  "THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS IT HAS BEEN REGISTERED UNDER THAT ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE."

A certificate shall not bear such legend if in the opinion of counsel satisfactory to the Company (it being agreed that Simpson Thacher & Bartlett shall be satisfactory) the securities being sold thereby may be publicly sold without registration under the Securities Act.

                  SECTION 6.2. NOTICE OF PROPOSED TRANSFER. Prior to any proposed transfer of any Registrable Securities (other than under the circumstances described in Section 6.3, 6.4 or 6.5), the Holder thereof shall give written notice to the Company of its intention to effect such transfer. Each such notice shall describe the manner of the proposed transfer and, if requested by the Company, shall be accompanied by an opinion of counsel satisfactory to the Company (it being agreed that Simpson Thacher & Bartlett shall be satisfactory) to the effect that the proposed transfer does not violate the terms of this Agreement and that the proposed transfer may be effected without registration under the Securities Act, whereupon the Holder of such security shall be entitled to transfer such security in accordance with the terms of its notice; PROVIDED, HOWEVER, that no such opinion of counsel shall be required for a transfer to a Borden Affiliate. Each certificate for Registrable Securities transferred as above provided shall bear the legend set forth in
Section 6.1, except that such certificate shall not bear such legend if (i) such transfer is in accordance with the provisions of Rule 144 or Rule 144A (or any other rule permitting public sale without registration under the Securities Act) or (ii) the opinion of counsel referred to above is to the further effect that the transferee and any subsequent transferee (other than an Affiliate of the Company) would be entitled to transfer such securities in a public sale without registration under the Securities Act. The restrictions provided for in this
Section 6.2 shall not apply to securities that are not required to bear the legend prescribed by Section 6.1 in accordance with the provisions of that Section.

                  SECTION 6.3. REQUEST FOR REGISTRATION. (a) At any time, and from time to time, on and after the Closing Date, the Holders of at least 25% of the then Registrable Securities (the "INITIATING HOLDERS") may request in a written notice that the Company file a registration statement under the Securities Act (or a similar document pursuant to any other statute then in effect corresponding to the Securities Act) covering the registration of any or all Registrable Securities held by such Initiating Holders in the manner specified in such notice. Following receipt of any notice under this Section 6.3 the Company shall (x) within ten days notify all other Holders of such request in writing and (y) thereupon will, as expeditiously as possible, use its best efforts to cause to be registered under the Securities Act all Registrable Securities that the Initiating Holders and such other Holders have, within ten days after the Company has given such notice, requested be registered in accordance with the manner of disposition specified in such notice by the Initiating Holders; PROVIDED, HOWEVER, that, notwithstanding anything to the contrary contained herein, the Company shall not be required to have any such registration statement be declared effective by the SEC prior to the six month anniversary of the Closing Date.

                  (b) If the Initiating Holders intend to have the Registrable Securities distributed by means of an underwritten offering, the Company shall include such information in the written notice referred to in clause (x) of Section 6.3(a) above. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwritten offering and the inclusion of such Holder's Registrable Securities in the underwritten offering (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided below. All Holders proposing to distribute Registrable Securities through such underwritten offering shall enter into an underwriting agreement in customary form with the underwriter or underwriters. Such underwriter or underwriters shall be selected by a majority in interest of the Initiating Holders and shall be approved by the Company, which approval shall not be unreasonably withheld. No Holder shall be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holder, the Registrable Securities of such Holder and such Holder's intended method of distribution and any other representations required by law or reasonably required by the underwriter. If any Holder of Registrable Securities disapproves of the terms of the underwriting, such Holder may elect to withdraw all its Registrable Securities by written notice to the Company, the managing underwriter and the Initiating Holders. The securities so withdrawn also shall be withdrawn from registration.

                  (c) Notwithstanding any provision of this Agreement to the contrary, the Company shall not be required to effect a registration pursuant to this Section 6.3 during the period starting with the date of filing by the Company of, and ending on a date 180 days following the effective date of, (i) any registration statement requested under this Section 6.3(a) or Section 6.5 or
(ii) a registration statement pertaining to a public offering of securities for the account of the Company or on behalf of the selling stockholders under any other registration rights agreement, in each case which the Holders have been entitled to join pursuant to Section 6.4; PROVIDED that (x) the Company shall actively employ in good faith all reasonable efforts to cause any such registration statement referred to in clause (i) or (ii) above to become effective as soon as possible and (y) with respect to any such registration statement involving an underwritten offering, the 180 day period referred to above may be reduced or waived in the discretion of the managing underwriter for such offering.

                  (d) A registration requested pursuant to this section 6.3 shall not be deemed to have been effected pursuant this Section 6.3 for purposes of Section 6.8 unless (i) it has been declared effective by the Commission, (ii) it has remained effective for the period set forth in Section 6.6(a), and (iii) the offering of Registrable Securities pursuant to such registration is not subject to any stop order, injunction or other order or requirement of the Commission (other than any such stop order, injunction, or other requirement of the Commission prompted by any act or omission of Holders of Registrable Securities).

                  (e) Subject to the following sentence, if a requested registration pursuant to this Section 6.3 involves an underwritten offering and the managing underwriter advises the Company in writing that, in its opinion, the number of securities requested to be included in such registration (including securities of the Company which are not Registrable Securities) exceeds the number that can be sold in such offering at a price reasonably related to the then current market value of such securities, the Company will include in such registration only the Registrable Securities requested to be included in such registration. In the event that the number of Registrable Securities requested to be included in such registration exceeds the number which, in the opinion of such managing underwriter, may be sold at a price reasonably related to the then current market value of such securities, the number of such Registrable Securities to be included in such registration shall be allocated pro rata among all requesting Holders on the basis of the relative number of shares of Registrable Securities then held by each such Holder (provided that any shares hereby allocated to any such Holder that exceed such Holder's request shall be reallocated among the remaining requesting Holders in like manner). In the event that the number of Registrable Securities requested to be included in such registration is less than the number which, in the opinion of the managing underwriter, may be sold at a price reasonably related to the then current market value of such securities, the Company may include in such registration the securities the Company proposes to sell up to the number of securities that, in the opinion of the managing underwriter, may be sold at a price reasonably related to the then current market value of such securities. The Company will not include in any requested registration pursuant to this
Section 6.3 any securities which are not Registrable Securities (other than securities of the Company) without the prior written consent of the holders of at least a majority of the Registrable Securities included in such registration.

                  (f) If the Board of Directors of the Company, in its good faith judgment, determines that any registration of Registrable Securities should not be made or continued due to a valid need not to disclose confidential information or because it would materially interfere with any material financing, acquisition, corporate reorganization or merger or other transaction involving the Company (collectively, a "VALID BUSINESS REASON"), the Company may postpone filing a registration statement relating to a request for registration under this Section 6.3 until such Valid Business Reason no longer exists, but in no event for more than three months from the date of the notice referred to below, and, in case any such registration statement has been filed the Company may, with respect to a registration effected pursuant to this Section 6.3, cause such registration statement to be withdrawn and its effectiveness terminated or may, with respect to a registration effected pursuant to this Section 6.3 or Section 6.5, postpone amending or supplementing such registration statement; and the Company shall give written notice (a "DELAY NOTICE") of its determination to postpone or withdraw a registration statement and of the fact that the Valid Business Reason for such postponement or withdrawal no longer exists, in each case, promptly after the occurrence thereof. Upon the request of any holder of Registrable Securities included or to be included in any such registration statement, the Company will disclose to such holder the nature of such Valid Business Reason in reasonable detail; PROVIDED, that such holder executes a confidentiality agreement reasonably satisfactory to the Company; PROVIDED, FURTHER, that any such confidentiality agreement shall terminate upon the public disclosure of such Valid Business Reason. Notwithstanding the foregoing provisions of this subparagraph (f), no registration statement filed and subsequently withdrawn by reason of any existing or anticipated Valid Business Reason as hereinabove provided shall count as one of the four registration statements effected pursuant to this Section 6.3 or Section 6.5 for purposes of
Section 6.8 and the Company shall be entitled to serve only one Delay Notice (i) within any period of 270 consecutive days, if such Delay Notice relates to a request under Section 6.3(a) (or 180 consecutive days, if such Delay Notice relates to a request under Section 6.5) or (ii) with respect to any two consecutive registrations requested pursuant to this Section 6.3 or Section 6.5.

                  SECTION 6.4. INCIDENTAL REGISTRATION. Subject to Section 6.9, if at any time the Company determines that it shall file a registration statement under the Securities Act (other than a registration statement on a Form S-4 or S-8 or any successor or similar forms) on any form that also would permit the registration of the Registrable Securities and such filing is to be on its behalf and/or on behalf of selling holders of its securities for the general registration of its Common Stock to be sold for cash, the Company shall each such time promptly give each Holder written notice of such determination setting forth the date on which the Company proposes to file such registration statement, which date shall be no earlier than thirty days from the date of such notice, and advising each Holder of its right to have Registrable Securities included in such registration. Upon the written request of any Holder received by the Company no later than fifteen days after the date of the Company's notice, the Company shall use its best efforts to cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has so requested to be registered; PROVIDED that if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to proceed with the proposed registration of the securities to be sold by it, the Company may, at its election, give written notice of such determination to each Holder of Registrable Securities and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of any Holder to request such registration to be effected as a registration under Section 6.3. If, in the written opinion of the managing underwriter (or, in the case of a non-underwritten offering, in the written opinion of the Company), the total amount of such securities to be so registered, including such Registrable Securities, will exceed the maximum amount of the Company's securities that can be marketed at a price reasonably related to the then current market value of such securities, then the Company shall include in such registration (i) first, all the securities the Company proposes to sell for its own account or is required to register on behalf of any third party exercising rights similar to those granted in Section 6.3(a) and without having the adverse effect referred to above, and (ii) second, to the extent that the number of securities which the Company proposes to sell for its own account pursuant to this Section 6.4 or is required to register on behalf of any third party exercising rights similar to those granted in Section 6.3(a) is less than the number of equity securities which the Company has been advised can be sold in such offering without having the adverse effect referred to above, all Registrable Securities requested to be included in such registration by the Holders pursuant to this Section 6.4 and all shares of Common Stock requested to be included by third parties exercising the rights similar to those granted in this Section 6.4; PROVIDED that if the number of Registrable Securities and other shares of Common Stock requested to be included in such registration by the Holders pursuant to this Section 6.4 and third parties exercising rights similar to those granted in this Section 6.4, together with the number of securities to be included in such registration pursuant to clause (i) of this
Section 6.4, exceeds the number which the Company has been advised can be sold in such offering without having the adverse effect referred to above, the number of such Registerable Securities requested to be included in such registration by the Holders pursuant to this Section 6.4 shall be limited to such extent and shall be allocated pro rata among all such requesting Holders and third parties exercising rights similar to those granted in this Section 6.4 on the basis of the relative number of Registrable Securities each such Holder has requested to be included in such registration and the number of shares of Common Stock requested to be included in such registration by such third parties.

                  SECTION 6.5. REGISTRATION ON FORM S-3. If at any time (a) any Holder requests in writing that the Company file a registration statement on Form S-3 or any successor thereto for a public offering of all or any portion of the Registrable Securities held by such requesting Holder and (b) the Company is a registrant entitled to use Form S-3 or any successor thereto, then the Company shall use its best efforts to register under the

Securities Act on Form S-3 or any successor thereto, for public sale in accordance with the method of disposition specified in such request, including, without limitation, pursuant to Rule 415 under the Securities Act, the Registrable Securities specified in such request. Whenever the Company is required by this Section 6.5 to use its best efforts to effect the registration of Registrable Securities, each of the limitations, procedures and requirements of Section 6.3(b), (c), (e) and (f) (including but not limited to the requirement that the Company notify all Holders from whom a request has not been received and provide them with the opportunity to participate in the offering) shall apply to such registration.

                  SECTION 6.6. OBLIGATIONS OF THE COMPANY. Whenever required under Section 6.3 or Section 6.5 to use its best efforts to effect the registration of any Registrable Securities, the Company shall, as expeditiously as possible:


                  (a) prepare and file with the Commission a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby determined as provided hereafter;

                  (b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement, and furnish to the Holders of the Registrable Securities copies of any such amendments and supplements prior to their being used or filed with the Commission;

                  (c) furnish to the Holders such numbers of copies of the registration statement and the prospectus included therein (including each preliminary prospectus and any amendments or supplements thereto in conformity with the requirements of the Securities Act) and such other documents and information as they may reasonably request and make available for inspection by the parties referred to in Section 6.6(d) below such financial and other information and books and records of the Company, and cause the officers, directors, employees, counsel and independent certified public accountants of the Company to respond to such inquiries, as shall be reasonably necessary, in the judgment of the respective counsel referred to in such Section, to conduct a reasonable investigation within the meaning of Section 11 of the Securities Act;

                  (d)  provide (i) the Holders of the Registrable
         Securities to be included in such registration statement,

         (ii) the underwriters (which term, for purposes of this Agreement, shall include a person deemed to be an underwriter within the meaning of Section 2(11) of the Securities Act), if any, thereof, (iii) the sales or placement agent, if any, therefor, (iv) counsel for such underwriters or agent, and (v) not more than one counsel for all the Holders of such Registrable Securities the opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the Commission, and each amendment or supplement thereto;

                  (e) use its best efforts to register or qualify the Registrable Securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions within the United States and Puerto Rico as shall be reasonably appropriate for the distribution of the Registrable Securities covered by the registration statement; PROVIDED, HOWEVER, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business in or to file a general consent to service of process in any jurisdiction wherein it would not but for the requirements of this paragraph (e) be obligated to do so; and PROVIDED FURTHER that the Company shall not be required to qualify such Registrable Securities in any jurisdiction in which the securities regulatory authority requires that any Holder submit its Registrable Securities to the terms, provisions and restrictions of any escrow, lockup or similar agreement(s) for consent to sell Registrable Securities in such jurisdiction unless such Holder agrees to do so;

                  (f) promptly notify the selling Holders of Registrable Securities, the sales or placement agent, if any, therefor and the managing underwriter or underwriters, if any, thereof and confirm such advice in writing, (i) when such registration statement or the prospectus included therein or any prospectus amendment or supplement or post-effective amendment has been filed, and, with respect to such registration statement or any post-effective amendment, when the same has become effective, (ii) of any comments by the Commission or by any Blue Sky or securities commissioner or regulator of any state with respect thereto or any request by the Commission for amendments or supplements to such registration statement or prospectus or for additional information, (iii) of the issuance by the Commission of any stop order suspending the effectiveness of such registration statement or the initiation or threatening of any proceedings for that purpose,
         (iv) if at any time the representations and warranties of the Company contained in any underwriting agreement or other customary agreement cease to be true and correct in all material respects or (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the

         Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

                  (g) use its best efforts to obtain the withdrawal of any order suspending the effectiveness of such registration statement or any post-effective amendment thereto at the earliest practicable date;

                  (h) promptly notify each Holder for whom such Registrable Securities are covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make, in light of the circumstances under which they were made, the statements therein not misleading, and at the request of any such Holder promptly prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make, in light of the circumstances under which they were made, the statements therein not misleading;

                  (i) furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to Section 6.3 or
         Section 6.5, if the method of distribution is by means of an underwriting, on the date that the Registrable Securities are delivered to the underwriters for sale pursuant to such registration, or if such Registrable Securities are not being sold through underwriters, on the date that the registration statement with respect to such Registrable Securities becomes effective, (1) a signed opinion, dated such date, of the independent legal counsel representing the Company for the purpose of such registration, addressed to the underwriters, if any, and if such Registrable Securities are not being sold through underwriters, then to the Holders making such request, as to such matters as such underwriters or the Holders holding a majority of the Registrable Securities included in such registration, as the case may be, may reasonably request and as would be customary in such a transaction; and
         (2) letters dated such date and the date the offering is priced from the independent certified public accountants of the Company, addressed to the underwriters, if any, and if such Registrable Securities are not being sold through underwriters, then to the Holders making such request and, if such accountants refuse to deliver such letters to such Holders, then to the Company (i) stating that they are independent certified public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements and other financial data of the Company included in the registration statement or the prospectus, or any amendment or supplement thereto, comply as to form in all material respects with the applicable accounting requirements of the Securities Act and (ii) covering such other financial matters (including information as to the period ending not more than five (5) business days prior to the date of such letters) with respect to the registration in respect of which such letter is being given as such underwriters or the Holders holding a majority of the Registrable Securities included in such registration, as the case may be, may reasonably request and as would be customary in such a transaction;

                  (j) enter into customary agreements (including if the method of distribution is by means of an underwriting, an underwriting agreement in customary form, including, without limitation, customary indemnification provisions consistent with Section 6.11) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities to be so included in the registration statement;

                  (k) use its best efforts to obtain the consent or approval of each governmental agency or authority, whether federal, state or local, which may be required to effect registration or the offering or sale in connection therewith or to enable the selling Holder or Holders to offer, or to consummate the disposition of, their Registrable Securities;

                  (l) cooperate with the Holders of the Registrable Securities and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, which certificates shall be printed, lithographed or engraved, or produced by any combination of such methods, on steel engraved borders and which shall not bear any restrictive legends; and, in the case of an underwritten offering, enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters may request at least two business days prior to any sale of the Registrable Securities;

                  (m) otherwise comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, but not later than eighteen months after the effective date of the registration statement, an earnings statement covering the period of at least twelve months beginning with the first full month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act;

                  (n) use its best efforts to list the Registrable Securities covered by such registration statement with any securities exchange or quotation system on which the Common Stock of the Company is then listed or quoted; and

                  (o) use its best efforts to make available the executive officers of the Company to participate with the Holders of Registrable Securities and any underwriters in any "road shows" or other selling efforts that may be reasonably requested by the Holders in connection with the methods of distribution for the Registrable Securities.

For purposes of Sections 6.6(a) and 6.6(b), and with respect to (i) registration required pursuant to Section 6.3, (A) the period of distribution of Registrable Securities in a firm commitment underwritten public offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it and (B) the period of distribution of Registrable Securities in any other registration shall be deemed to extend until the earlier of the sale of all Registrable Securities covered thereby and nine months after the effective date thereof and (ii) registrations required pursuant to Section 6.5, the period of distribution of Registrable Securities in any registration (firm commitment underwritten or otherwise) shall be deemed to extend until the earlier of the sale of all Registrable Securities covered thereby and two years after the effective date thereof.

                  Each Holder of Registrable Securities agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in clause (h) of this Section 6.6, such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Holder's receipt of the copies of the supplemented or amended prospectus contemplated by clause (h) of this Section 6.6, and, if so directed by the Company, such Holder will deliver to the Company (at the Company's expense) all copies, other than permanent file copies then in such Holder's possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice; PROVIDED, HOWEVER, that any period of time during which a Holder must discontinue disposition of Registrable Securities shall not be included in the determination of a period of distribution for purposes of Section 6.6(a) and 6.6(b).

                  SECTION 6.7. FURNISH INFORMATION. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement that the Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as the Company shall reasonably request and as shall be required in connection with the action to be taken by the Company.

                  SECTION 6.8. EXPENSES OF REGISTRATION. All expenses incurred in connection with (i) each registration or attempted registration pursuant to
Section 6.4, (ii) the first four registrations effected pursuant to Section 6.3 or 6.5 and (iii) any attempted registration (or partial registration deemed not to have been effected pursuant to Section 6.3 or 6.5 by operation of Sections 6.3(d) or (e)) occurring prior to the fourth registration effected pursuant to
Section 6.3 or 6.5 of this Agreement, excluding underwriters' discounts and commissions and excluding the fees and disbursements of counsel selected pursuant to Section 6.14 hereof by the Holders of the Registrable Securities being registered to represent such Holders in connection with each such registration, but including without limitation all registration, filing and qualification fees, word processing, duplicating, printers' and accounting fees (including the expenses of any special audits or "cold comfort" letters required by or incident to such performance and compliance), fees of the National Association of Securities Dealers, Inc. (the "NASD") or listing fees, all fees and expenses of complying with state securities or blue sky laws, fees and disbursements of counsel for the Company, any fees and disbursements of underwriters customarily paid by the issuers or sellers of securities, including liability insurance if the Company so desires or if the underwriters so require, and the reasonable fees and expenses of any special experts retained in connection with the requested registration and other reasonable out-of-pocket expenses of Holders, shall be paid by the Company. The foregoing provisions with respect to expenses shall in no way limit the rights of the Holders to request registration pursuant to Sections 6.3 and 6.5 or the number of registrations which may be requested thereunder.

                  SECTION 6.9. UNDERWRITING REQUIREMENTS. In connection with any underwritten offering, the Company shall not be required under Section 6.4 to include Registrable Securities in such underwritten offering unless the Holders of such Registrable Securities accept the terms of the underwriting of such offering that have been reasonably agreed upon between the Company and the underwriters selected by the Company.

                  SECTION 6.10. RULE 144 AND RULE 144A INFORMATION. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Registrable Securities to the public without registration, at all times, the Company agrees to:

                                  (imake and keep public information available,
                  as those terms are understood and defined in Rule 144 under the Securities Act;

                                 (iiuse its best efforts to file with the
                  Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

                                (iiifurnish to each Holder of Registrable
                  Securities forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of such Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any Registrable Securities without registration.

                  SECTION 6.11. INDEMNIFICATION. In the event any Registrable Securities are included in a registration statement under this Agreement:

                  (a) The Company shall indemnify and hold harmless each Holder, such Holder's directors and officers, and each person, if any, who controls such Holder or participating person within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) to which they may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based on any untrue or alleged untrue statement of a material fact contained in such registration statement, preliminary prospectus, final prospectus or amendments or supplements thereto or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; PROVIDED, HOWEVER, that the indemnity agreement contained in this Section 6.11(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld); PROVIDED FURTHER that the Company shall not be liable to any Holder, such Holder's directors and officers or controlling person in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in connection with such registration statement, preliminary prospectus, final prospectus or amendments or supplements thereto, in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, such Holder's directors and officers or controlling person; PROVIDED, FURTHER, that as to any preliminary prospectus or any final prospectus this indemnity agreement shall not inure to the benefit of any Holder, such Holder's directors and officers or controlling persons on account of any losses, claims, damages or liability arising from the sale of Common Stock to any person by such Holder if such Holder or its representatives failed to send or give a copy of the final prospectus or a prospectus supplement, as the case may be (excluding documents incorporated by reference therein), as the same may be amended or supplemented, to that person within the time required by the Securities Act, and the untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact in such preliminary prospectus or final prospectus was corrected in the final prospectus or such prospectus supplement, as the case may be (excluding documents incorporated by reference therein), unless such failure resulted from non-compliance by the Company with Section 6.6(c). Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any such Holder, such Holder's directors and officers, participating person or controlling person, and shall survive the transfer of such securities by such Holder.

                  (b) Each Holder requesting or joining in a registration severally and not jointly shall indemnify and hold harmless the Company, each of its directors and officers and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to the Holders but only with reference to written information relating to such Holder furnished to the Company expressly for use in connection with such registration; PROVIDED, HOWEVER, that the indemnity agreement contained in this
         Section 6.11(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and PROVIDED FURTHER that the liability of each Holder hereunder shall be limited to the proportion of any such loss, claim, damage, liability or expense that is equal to the proportion that the net proceeds from the sale of the shares sold by such Holder under such registration statement bears to the total net proceeds from the sale of all securities sold thereunder, but not in any event to exceed the net proceeds received by such Holder from the sale of Registrable Securities covered by such registration statement.

                  (c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to either of the two preceding paragraphs, such person (the "INDEMNIFIED PARTY") shall promptly notify the person against whom such indemnity may be sought (the "INDEMNIFYING PARTY") in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by the Holders, in the case of parties indemnified pursuant to the second preceding paragraph, and by the Company, in the case of parties indemnified pursuant to the first preceding paragraph. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

                  (d) If the indemnification provided for in the first or second paragraph of this Section 6.11 is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages or liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

                  The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6.11(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 6.11, no Holder shall be required to contribute any amount in excess of the amount of net proceeds received by such Holder from the sale of Registrable Securities covered by such registration statement. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 6.11 are not exclusive and shall not limit any right or remedies that may otherwise be available to any indemnified party at law or in equity.

                  SECTION 6.12. LOCKUP. Each Holder shall, in connection with any registration of the Company's securities, upon the request of the Company or the underwriters managing any underwritten offering of such securities, agree in writing not to effect any sale, disposition or distribution of any Registrable Securities (other than that included in the registration) without the prior written consent of the managing underwriter for such period of time (not to exceed 180 days) from the effective date of such registration as the Company or the underwriters may specify; PROVIDED, HOWEVER, that all executive officers and directors of the Company (other than executive officers and directors owning an aggregate of less than 1% of the outstanding Common Stock as of the effective date of such registration statement) shall also have agreed not to effect any sale, disposition or distribution of any Registrable Securities under the circumstances and pursuant to the terms set forth in this Section 6.12.

                  SECTION 6.13.  TRANSFER OF REGISTRATION RIGHTS.  The
                                 -------------------------------
registration rights of any Holder under this Agreement with
respect to the Registrable Securities may be transferred to any transferee of such Registrable Securities who acquires any
Registrable Securities of any Holder; PROVIDED that such
                                      --------
registration rights may not be transferred to a holder of less than 1% of the outstanding Common Stock unless such transferee is a Borden Affiliate (or a partner of a Borden Affiliate);
PROVIDED, FURTHER, that (i) the transferring Holder shall give
- --------  -------
the Company written notice at or prior to the time of such transfer stating the name and address of the transferee and identifying the securities with respect to which the rights under this Agreement are being transferred, (ii) such transferee shall agree in writing, in form and substance reasonably satisfactory to the Company, to be bound as a Holder by the provisions of this Section, and (iii) immediately following such transfer the further disposition of such securities by such transferee is restricted under the Securities Act.

                  SECTION 6.14. SELECTION OF COUNSEL. In connection with any registration of Registrable Securities pursuant to Sections 6.3, 6.4 and 6.5 hereof, the Holders of a majority of the Registrable Securities covered by any such registration may select one counsel to represent all Holders of Registrable Securities covered by such registration; PROVIDED, HOWEVER, that in the event that the counsel selected as provided above is also acting as counsel to the Company in connection with such registration, the remaining Holders shall be entitled to select one additional counsel to represent all such remaining Holders.


                                   ARTICLE VII

                         REPRESENTATIONS AND WARRANTIES

                  SECTION 7.1. REPRESENTATIONS OF THE COMPANY. As of the date hereof and as of the Closing Date the Company represents and warrants as follows:

                  (a) AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (the
         "TRANSACTIONS"). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Borden, constitutes legal, valid and binding obligations of the Company.

                  (b) NO CONFLICT. The execution and delivery by the Company of this Agreement do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company or any of its Subsidiaries,
         (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound or affected, except for any such breaches, defaults or other occurrences which would not, individually or in the aggregate, have a material adverse effect on the results of operations, financial condition or business of the Company and its Subsidiaries, taken as a whole.

                  (c) REQUIRED FILINGS AND CONSENTS. The execution and delivery by the Company of this Agreement do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing by the Company with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state blue sky and takeover laws, and
         (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the Company from performing its obligations under this Agreement and would not, individually or in the aggregate, have a material adverse effect on the results of operations, financial condition or business of the Company and its Subsidiaries, taken as a whole.

                  SECTION 7.2. REPRESENTATIONS OF BORDEN. As of the date hereof and as of the Closing Date Borden represents and warrants as follows:

                  (a) AUTHORITY RELATIVE TO THIS AGREEMENT. Borden has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Borden and the consummation by Borden of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Borden are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Borden and, assuming the due authorization, execution and delivery by the Company constitutes legal, valid and binding obligations of Borden.

                  (b) NO CONFLICT. The execution and delivery by Borden of this Agreement do not, and the performance of this Agreement by Borden will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of Borden or any of its Subsidiaries, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Borden or any of its Subsidiaries or by which any property or asset of Borden or any of its Subsidiaries is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Borden or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Borden or any of its Subsidiaries is a party or by which Borden or any of its Subsidiaries or any property or asset of Borden or any of its Subsidiaries is bound or affected, except for any such breaches, defaults or other occurrences which would not, individually or in the aggregate, have a material adverse effect on the results of operations, financial condition or business of Borden Global Packaging (as such term is defined in the Purchase Agreement), taken as a whole.

                  (c) REQUIRED FILINGS AND CONSENTS. The execution and delivery by Borden of this Agreement do not, and the performance of this Agreement by Borden will not, require any consent, approval, authorization or permit of, or filing by Borden with or notification to, any governmental or regulatory authority, domestic or foreign, except for (i) applicable requirements, if any, of the Securities Act, the Exchange Act, state blue sky and takeover laws, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay Borden from performing its obligations under this Agreement and would not, individually or in the aggregate, have a material adverse effect on the results of operations, financial condition or business of Borden Global Packaging, taken as a whole.


                                  ARTICLE VIII

                                  MISCELLANEOUS

                  SECTION 8.1. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

                  if to Borden, to:

                           Borden, Inc.
                           180 East Broad Street
                           Columbus, Ohio  43215
                           Attention:  Richard L. de Ney

                  with a copy to:

                           Simpson Thacher & Bartlett
                           425 Lexington Avenue
                           New York, New York  10017
                           Attention:  David J. Sorkin, Esq.

                  if to the Company, to:

                           AEP Industries Inc.
                           125 Phillips Avenue
                           South Hackensack, NJ  07606
                           Attention:  Paul M. Feeney, Executive Vice President

                  with a copy to:

                           Bachner, Tally, Polevoy & Misher LLP
                           380 Madison Avenue
                           New York, New York  10017
                           Attention:  Paul E. Gelbard, Esq.

                  If to a Transferee of Registrable Securities:

                           At the address set forth in the notice required to be delivered pursuant to Section 6.13 hereof.


                  SECTION 8.2. AMENDMENTS; NO WAIVERS. (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Borden and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective; PROVIDED that no such amendment or waiver by the Company shall be effective without the approval of a majority of the Independent Directors.

                  (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                  SECTION 8.3. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

                  SECTION 8.4. ENTIRE AGREEMENT; ASSIGNMENT. This Agreement, the Purchase Agreement and the Stockholders Agreement (as defined in the Purchase Agreement) and the agreements contemplated hereby and thereby constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede, except as set forth in the Purchase Agreement, all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that Borden may assign all or any of its rights and obligations hereunder to any of its Affiliates in connection with a transfer of Common Stock; PROVIDED that (a) no such assignment shall relieve Borden of its obligations hereunder and (b) Borden may assign its rights to the extent and as provided in Section 6.13.

                  SECTION 8.5. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                  SECTION 8.6. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

                  SECTION 8.7. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in the State of New York. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any New York state or federal court thereof.

                  SECTION 8.8. HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  SECTION 8.9. COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  SECTION 8.10. EFFECTIVENESS; TERMINATION. This Agreement shall be effective as of the Closing Date and shall terminate at such time as Borden and its Affiliates no longer own any such shares.

                  SECTION 8.11. WAIVER OF JURY TRIAL. Borden and the Company each hereby irrevocably waive all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Borden or the Company in the negotiation, administration, performance and enforcement thereof.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                             AEP INDUSTRIES INC.

                                     By:    /S/ PAUL M. FEENEY
                                            ----------------------------
                                            Name:  Paul M. Feeney
                                            Title: Executive Vice President



                                             BORDEN, INC.

                                     By:    /S/ RICHARD L. DE NEY
                                            -------------------------------
                                            Name:  Richard L. de Ney
                                            Title: Executive Vice President

                                                                     EXHIBIT A






                           8 PERSON BOARD OF DIRECTORS
                           ---------------------------

                           Borden's Ownership Interest

                           less than      10%+ but less than     20%+ but less than     25%+ but less than          50%+
                              10%                 20%                    25%                    50%
                           ----------     ------------------     ------------------     -------------------       -------
# of Management                6                   5                      4                      3                   2
Directors

# of Management                2                   1                      1                      1                   0
Independent Directors

# of Investor                  0                   1                      2                      3                   4
Directors

# of Investor                  0                   0                      0                      0                   1
Independent Directors

# of                           0                   1                      1                      1                   1
Management/Investor
Independent Directors
======================================== =====================  =====================  ===================== ==================






                          10 PERSON BOARD OF DIRECTORS
                          ----------------------------
                           Borden's Ownership Interest

                            less than          10%+ but less than     20%+ but less than     25%+ but less than          50%+
                               10%                       20%                    25%                    50%
                           -----------         -------------------    ------------------     -------------------      ---------
# of Management                 8                      6                      5                      3                   2
Directors

# of Management                 2                      2                      2                      2                   1
Independent Directors

# of Investor                   0                      1                      2                      4                   5
Directors

# of Investor                   0                      0                      0                      0                   1
Independent Directors

# of                            0                      1                      1                      1                   1
Management/Investor
Independent Directors
======================== ==================== =====================  =====================  ===================== ================


                          12 PERSON BOARD OF DIRECTORS
                          ----------------------------
                           Borden's Ownership Interest


                             less than          10%+ but less than     20%+ but less than     25%+ but less than          50%+
                                10%                     20%                    25%                    50%
                             ---------         --------------------   --------------------   --------------------     ----------
# of Management                  9                      7                      5                      4                   3
Directors

# of Management                  3                      2                      2                      2                   1
Independent Directors

# of Investor                    0                      2                      4                      5                   6
Directors

# of Investor                    0                      0                      0                      0                   1
Independent Directors

# of                             0                      1                      1                      1                   1
Management/Investor
Independent Directors
========================= =================== =====================  =====================  ===================== ==================
